Exhibit 10.2

AMENDMENT TO LOAN AGREEMENT

THIS AMENDMENT TO LOAN AGREEMENT (“Agreement”) is made and entered into effective as of _____________________, 2015 (the “Effective Date”), by and between KIRKPATRICK BANK, an Oklahoma banking (“Lender), and PAYCOM PAYROLL, LLC, a Delaware limited liability company (“Borrower”), with reference to the following:

RECITALS:

A.Borrower and Lender are parties to that certain Loan Agreement, dated May 13, 2015 (the “Loan Agreement”), which includes, among other things, a Fixed Charge Coverage Ratio loan covenant (the “Fixed Charge Coverage Ratio”).  All capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to those terms in the Loan Agreement, as amended hereby.

B.At Borrower’s request, Lender and Borrower mutually desire to amend the calculation of the Fixed Charge Coverage Ratio within the Loan Agreement as described herein below.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

1.Recital Paragraphs.  The recital paragraphs set forth above are hereby incorporated as a part of this Agreement.

2.Modification of Loan Agreement. As of the Effective Date, Section 8.12 the Loan Agreement is hereby amended and restated in its entirety as follows:

8.12Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio (defined below) of the Guarantor shall not be less than 1.2:1.00 on a quarterly basis. The Fixed Charge Coverage Ratio shall be calculated by Lender on a quarterly basis based on the Guarantor’s quarterly financial statements delivered pursuant to paragraph 7.1 of this Agreement as set forth below.

(a)Calculation.  The term “Fixed Charge Coverage Ratio” means actual Net Operating Income plus interest expense, depreciation expense and amortization expense for the most recent four (4) calendar quarters, divided by Debt Service Requirements plus rent expense.

(b)Debt Service Requirements. The term “Debt Service Requirements” shall mean principal and interest payments due and owing for the prior calendar quarter multiplied by four (4), based upon, (i) all debt of Guarantor payable to Lender and any other non-subordinated debt, excluding balloon payments, if any, due to Lender, and (ii) the then applicable interest rate(s) on such debt.

Exhibit 10.2

(c)Net Operating Income.  The term “Net Operating Income” means all revenues collected from the operations of Guarantor (excluding non-recurring income, as determined by Lender) less expenses.

(d)Curative Action.  In the event the Fixed Charge Coverage Ratio for any calendar quarter should be less than 1.20 to 1.00, then, within fifteen (15) days after written notice from Lender to Borrower, Borrower shall pay the Curative Amount such that a minimum Fixed Charge Coverage Ratio of 1.20 to 1.00 or more is created based on (A) the actual Net Operating Income for the immediately preceding calendar quarter and (B) the hypothetical Debt Service Requirement for the then current calendar quarter which would result from a reamortization of such reduced outstanding principal balance of the Loan.

Irrespective of any hypothetical Debt Service Requirement utilized to calculate the curative amount, the actual amount of the required payments shall continue to be as provided in the Note.

3.Borrower’s Representations and Warranties.  Without limitation of any obligations, representations, warranties or liabilities of Borrower pursuant to the Loan Documents, Borrower represents and warrants to Lender that:

(a)Agreements.  Borrower is not a party to any agreement or instrument, materially and aversely affecting the operations or condition, financial or otherwise, of Borrower, and Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would have a material adverse effect upon the business, properties or assets, operations or condition, financial or otherwise of Borrower.

(b)Governmental Consents.  Borrower is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any governmental authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the issuance and delivery of this Agreement.

(c)No Offsets.  There are no defenses, offsets or counterclaims against the Loan, and no Event of Default exists under the Loan.

4.Ratification.  Except as expressly modified herein or by documents signed pursuant to this Agreement, all of the terms and conditions of the Loan Agreement and Loan Documents (i) remain unmodified and in full force and effect and (ii) are hereby ratified and confirmed by Borrower.

5.Payment of Costs.  Borrower shall pay or cause to be paid, at the time of execution of this Agreement, any and all fees and expenses incurred by Lender and/or its counsel in connection with the preparation and execution of this Agreement, including without limitation, all legal fees and expenses, and any unpaid sums due to Lender.

Exhibit 10.2

6.Default Under this Agreement.  The failure of Borrower to comply with any provisions of this Agreement shall constitute a default under the Loan Documents, entitling Lender to exercise any and all remedies to which it may be entitled thereunder and hereunder, at law and/or in equity (after such notice and such opportunity to cure such default as may be required by the Loan Agreement).

7.Headings; Time of Essence.  The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement.  Time is of the essence of each term of this Agreement.

8.Severability.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Agreement and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.

9.Descriptive Headings.  The descriptive headings of the paragraphs of this Agreement are for convenience only and shall not be used in the construction of the terms hereof.

10.No Oral Agreements.  THIS AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.2

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement effective as of the date set forth above.

“Borrower”:	PAYCOM PAYROLL, LLC,
a Delaware limited liability company

	By:	/s/ Craig Boelte
Craig Boelte, President

“Lender”:	KIRKPATRICK BANK,
an Oklahoma state banking association

	By:	/s/ David Sutter
David Sutter, Executive Vice President